Exhibit 99.1

January 26, 2016

Senator John Cornyn

5001 Spring Valley Road

Suite 1125 E

Dallas, TX 75244

Dear Senator Cornyn:

Texans and Others Have Been Harmed by Unscrupulous Traders

We write on behalf of OxySure Therapeutics, Inc. and numerous Texans and others who have been severely harmed by greedy, unscrupulous broker dealers and their clients. We are seeking your help to refer these matters to the Securities and Exchange Commission, and the Texas and New York Attorneys General, for swift investigation, and to seek accountability.

Introduction

OxySure Therapeutics, Inc. (formerly OxySure Systems, Inc.) is an innovative North Texas medical device company. We developed a unique method whereby medical oxygen is produced instantly from two, dry inert powders. OxySure has multiple patents issued and pending on this process and methodology that is revolutionizing the emergency/short duration oxygen supply marketplace. OxySure makes the delivery devices lighter, safer, more affordable and easier to use. OxySure improves access to emergency oxygen that affects the survival, recovery and safety of individuals in several areas of need: (1) Public and private places and settings where medical emergencies can occur; (2) Individuals at risk for cardiac, respiratory or general medical distress needing immediate help prior to emergency medical care arrival; and (3) Those requiring immediate protection and escape from exposure situations or oxygen-deficient situations in industrial, mining, military, or other “Immediately Dangerous to Life or Health” (IDLH) environments.

OxySure’s first product, the FDA-cleared OxySure Model 615 - bridges the gap between the onset of a medical emergency and the time first responders arrive on the scene. It allows any lay rescuer – a bystander or loved one – without training, to administer medical oxygen during those first, critical minutes after an emergency occurs, improving outcomes and saving lives in the process. Since its launch into the market place, the product has already been used in many thousands of lives saved. OxySure has vast implications for improved medical outcomes not just in the United States but worldwide.

OxySure is located in Frisco, Texas, and has created American jobs, employing 40 North Texas families so far and is in a growth mode. OxySure became publicly traded in early 2012. The Company trades on the over the counter market (OTCQB) under the ticker symbol OXYS.

Market Makers and their Client(s) Systemically -redacted- OXYS stock

Commencing on approximately November 20, 2014 we believe that certain broker dealers who also act as market makers and/or a client(s) of theirs (collectively, the “Shorts”) started to systematically destroy the share price of OXYS. On November 20, 2014 the OXYS share price was approximately $1.20. At that point, we believe that through a combination of improper activities, these Shorts have set about systematically destroying the OXYS share price – the stock has declined uncontrollably and precipitously to an all time low of $.17 per share on January 25, 2016, a loss of almost 86%, while all at the same time the company’s fundamentals have been growing (sales, growth, market share, lives saved, and so forth). -redacted-

OxySure Therapeutics, Inc.

10880 John W. Elliott Drive #600, Frisco, TX 75033

1-888-7OXYSURE | (+1) 972-294-6450 | Fax (+1) -972-294-6501

www.oxysure.com

How Did They Do It?

We believe there are 3 primary suspects, but others may be involved: Citadel Securities (CDEL), PUMA Capital (PUMA) and an individual by the name of Anthony Giambrone. CDEL and PUMA are registered broker dealers with the Financial Industry Regulatory Authority (FINRA). Anthony Giambrone is a former broker who used to live (we believe until circa September 2015) at -redacted-

We believe that a thorough investigation would determine:

●	To what extent PUMA, CDEL and Giambrone, acting either separately or in concert, have been engaged in the long term, systematic, manipulative short selling and naked short selling and of OXYS stock, between the dates of 11/20/2014 and 1/25/2016 (the “Short Period”);

●	Why it is that PUMA, for the period commencing approximately November 2014 through approximately May 2015 has relentlessly sold OXYS stock but never bought a single share;

●	Why it is that CDEL, for the period commencing approximately April 2015 through now has relentlessly sold OXYS stock, appearing to have an unlimited supply of OXYS stock – or have they been selling phantom stock? CDEL is still actively conducting this activity.

●	Whether or not CDEL and PUMA have at any time been hiding the true nature of their OXYS naked short selling transactions in their systems? We note that PUMA has been sanctioned by FINRA in the past for doing just that. Please see PUMA’s most recent broker check report from FINRA. Its states inter alia, that “PUMA Capital, LLC failed to properly mark a sell as short on its ledger in 324 instances.” A copy of their broker check record can be found here (click on “Firm” and type in “Puma”): http://brokercheck.finra.org/

●	Have CDEL, PUMA and possibly others engaged in coordinated shorting of OXYS stock?

●	Have CDEL, PUMA and possibly others been hiding behind their market maker exemptions to hide their attack of OXYS’s share price? Market Makers claim the "Market Maker's Exemption" when they short stock saying that they are “adding liquidity” to the market and only holding the shares INTRADAY (up to 6.5 trading hours). According to Tom Ronk, founder of BuyIns.net and an expert in this field, market makers routinely “…lie about this and they hold the short for months and sometimes years and collectively make tens to hundreds of billions in profits over time. It is a violation of the Fair Market Making Requirement and all the major broker dealers do this,” noting further that Goldman just got fined for letting their clients do it. Ronk further states that “They need to be fined for the massive short selling their market making department is doing without disclosing it in Total Short Interest or even borrowing the shares.” The following link discusses the Goldman Sachs fine:
http://www.law360.com/articles/746853/goldman-fined-15m-over-short-selling-procedures

●	Further to the above, we note that CDEL, -redacted- has been investigated and suspended by the Government of China for illegal short selling:
http://finance.yahoo.com/video/china-freezes-citadel-account-amid-101900988.html

OxySure Therapeutics, Inc.

10880 John W. Elliott Drive #600, Frisco, TX 75033

1-888-7OXYSURE | (+1) 972-294-6450 | Fax (+1) -972-294-6501

www.oxysure.com

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●	Have CDEL, PUMA, Giambrone and others consistently abided by T+3 as it relates to the delivery of OXYS shares sold short? We note that Mr. Giambrone may have various broker accounts and possibly under various names. We further note that according the an article by the New York Times, that “In December 1997, two veteran Goldis brokers, Michael Dreitlein and Anthony Giambrone, were indicted by federal prosecutors in Manhattan on fraud, bribery and conspiracy charges as part of a federal undercover penny-stock sting called Operation Thorcom.” The article is located here: http://www.nytimes.com/2002/03/29/nyregion/firm-that-advises-firefighter-widows-has-tarnished-past.html?pagewanted=all

●	Generally, how it is possible that since OXYS stock commenced trading, an astounding 13.36 million shares have been sold short? We note that OXYS has historically had a small float; for example as of 3Q2014 (at the beginning of the Short Period) the OXYS float was approximately 5.4 million shares. We further note that on some trading days the short percentage has been as high as 77% of the total volume of OXYS shares traded.

Investigation is Needed Urgently

With the above background and facts in mind we respectfully request your assistance I referring these irregularities and possibly illegal acts for proper and swift investigation to the relevant authorities as a matter of urgency. Specifically, we ask that you refer this case first and foremost to the Securities and Exchange Commission, and secondly to the Texas and New York Attorneys General for swift investigation. At bottom the issue comes down to delivery – for every OXYS share that was ever sold, has there been a concomitant share delivered within 3 trading days or less?

Senator Cornyn, our markets are meant to be fair, and the players who are entrusted to make fair markets are required to abide by the rules and regulations set out for them. If they don’t, public trust is eroded, markets become unfair, and stockholder value is harmed. This in turn, harms capital formation, job creation and our economy as a whole.

We thank you in advance, and we thank you for your service to Texas and our Country.

Sincerely,

/s/ Julian T. Ross
Julian T. Ross
Chief Executive Officer

/s/ Jeremy M. Jones	/s/ Thomas J. Cox
Jeremy M. Jones	Thomas Cox
Board of Directors	Board of Directors

/s/ James W. Nelms	/s/ John Stacy
James W. Nelms, Jr.	John stacy
Texas Stockholder	Texas Stockholder

/s/ Phong Le	/s/ Stanley D. Bert
Phong Le	Stanley D. Bert
Texas Stockholder	Texas Stockholder

OxySure Therapeutics, Inc.

10880 John W. Elliott Drive #600, Frisco, TX 75033

1-888-7OXYSURE | (+1) 972-294-6450 | Fax (+1) -972-294-6501

www.oxysure.com

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